                                                                     EXHIBIT 2.2

                     PLAN OF REORGANIZATION AND SEPARATION

                                    BETWEEN

                           AURIC MINING CORPORATION
                            (A NEVADA CORPORATION)

                                      AND

                           FIERO MINING CORPORATION
                            (A NEVADA CORPORATION)


     This Plan of Reorganization is made effective and dated this day of December 31, 1995, by and between the above referenced corporations, sometimes referred to herein as "the Public Company" and "the Private Company", respectively.

                                I. THE PARTIES

     1. AURIC MINING CORPORATION ("Auric") ("the Public Company") is a Public Nevada Corporation.

     2. FIERO MINING CORPORATION ("the Private Nevada Company") is a Private Nevada Corporation, having been acquired by Auric as a wholly-owned subsidiary.

                                 II. RECITALS

     A. THE CAPITAL OF THE PARTIES:

     1. THE CAPITAL OF THE PUBLIC COMPANY consists of 50,000,000 shares of common voting stock of $0.001 par value authorized, of which 4,929,855 shares are issued and outstanding.

     2. THE CAPITAL OF THE PRIVATE COMPANY consists of 50,000,000 shares of common voting stock of $.001 par value authorized, of which no shares are issued and outstanding, Fiero having been acquired by Auric as a wholly-owned subsidiary.

     B. THE BACKGROUND FOR THE REORGANIZATION: Fiero was duly acquired by Auric on or about March 21, 1995, following a tender by Auric to shareholders of Fiero. Fiero owns certain businesses and assets which are deemed of substantial value for the long-term benefit of shareholders. Management, with the advice and consent of shareholders, have resolved and determined that the best interests of shareholders favor a reorganization of interests, such that the Fiero and Auric become independent entities. The Parties have resolved, accordingly, to reorganize the two companies, by means of the following reorganization and separation, by which the Auric will release claim and ownership of the assets, businesses and capital stock of the Fiero, in exchange for the issuance of new investment share of common stock of Fiero to the shareholders of Auric, share for share, and Fiero will assume and hold Auric harmless for all liabilities of the consolidated entity to date hereof.

                                           PLAN OF REORGANIZATION AND SEPARATION
                                                     Auric Mining / Fiero Mining
                                                                          Page 2


                          III. PLAN OF REORGANIZATION

     A. REORGANIZATION: The Public Company and the Private Company are hereby reorganized for the purposes set forth above, such that immediately following the Reorganization: Fiero Mining Corporation shall cease to be a wholly owned subsidiary of Auric Mining Corporation, both of Nevada, and by which Fiero shall become independently owned by the shareholders of Auric as of the record date of December 13, 1995, as of the close of business at 5:00 PM.

     B. EFFECTIVE DATE: The Plan of Reorganization shall become effective immediately approval and adoption by Corporate parties hereto, in the manner provided by the law of its place of incorporation and its constituent corporate documents, the time of such effectiveness being called the effective date hereof.

     C. SURVIVING CORPORATIONS: Both Nevada Corporations shall survive the Reorganization as indicated above.

     D. FURTHER ASSURANCE, GOOD FAITH AND FAIR DEALING: the Directors of each Company shall and will execute and deliver any and all necessary documents, acknowledgments and assurances and to do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant hereby to deal fairly and good faith with each other and each others shareholders.

     E. EFFECT OF REORGANIZATION/OUTSTANDING SHARES: Forthwith upon the effective date hereof, the Private Company will issue one share of new investment common stock to the shareholders of the Public Company in consideration of the Reorganization. The ratio of exchange being one share of Fiero for each one shares of Auric, as of the record date provided in subpart A hereof. The Reorganization shall have the following intended consequences and effects:

     1. Auric was and shall remain, immediately before and after Reorganization, the same public company, with the same shareholders and management.

     2. Fiero was and shall remain, immediately before and after Reorganization, the same private company, subject to the following provisions:

          a. The Management of Auric shall continue as the Management of Fiero, until their successors are elected;

          b. The "New Investment Shares" of common stock issued by Fiero to the shareholders of Auric, in consideration of the Reorganization shall bear the restrictive legend, in substantially the following form: "The shares represented by this Certificate have not been registered under the Securities Act of 1933 and may not be resold unless either a registration statement is then effective or an exemption from registration is then available."

          c. The description of the shares as "New Investment Shares" shall not represent be a determination that such shares are or are not "Restricted Securities" as defined by Regulation S 230.144 ("Rule 144"), in subsection (a) of that Rule; nor shall such

                                           PLAN OF REORGANIZATION AND SEPARATION
                                                     Auric Mining / Fiero Mining
                                                                          Page 3

          description represent any determination of the availability of any exemption from registration or resale as may be established in any appropriate manner at any appropriate time.

          d. The Management shall file a Report of the Issuance on Form D, and shall preserve a claim of exemption that the Issuance by Fiero is exempt from registration under Regulation D. The description of the shares as "New Investment Shares" and the use of the restrictive legend shall not represent be a determination that such shares are or are not entitled to qualification under Rule 504 of Regulation D, in contrast to Rules 505 or 506; nor shall such description or use of legend represent any determination of the availability of any exemption from registration or resale under Rule 504 as may be established in any appropriate manner at any appropriate time.

          e. In any case, the Management of Fiero shall and does hereby undertake to cause the issuance of such "New Investment Shares" with the appropriate restrictive legend, and to maintain appropriate restriction of the their resale of such securities, as if they were "Restricted Securities" until and unless any exemption is established in an appropriate manner at an appropriate time, and supported by a proper legal opinion of counsel qualified to render such an opinion. Furthermore, Fiero shall hold Auric harmless for any issuance or reissuance of such "New Investment Shares" to shareholders of Auric, free of such restriction.

     THIS REORGANIZATION AGREEMENT is executed on behalf of each Company by its duly authorized representatives, and attested to, pursuant to the laws of its respective place of incorporation and in accordance with its constituent documents.


FIERO MINING CORPORATION                                AURIC MINING CORPORATION
(A NEVADA CORPORATION)                                    (A NEVADA CORPORATION)

by                                          by


/s/ George M. White                                     /s/ George M. White
------------------------                                ------------------------
George M. White                                                  George M. White
PRESIDENT                                                              PRESIDENT


/s/ Arnold W. Wynecoop                                  /s/ Terrence J. Dunne
------------------------                                ------------------------
Arnold W. Wynecoop                                             Terrence J. Dunne
EXECUTIVE VICE PRESIDENT                                     SECRETARY/TREASURER